Exhibit 99.4(h)

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY [ P. O. BOX 1928 BIRMINGHAM, ALABAMA 35282-8238 ]

RIDER SCHEDULE

Contract # [ AFVA-000000001 ]	Reset Date: [ September 1, 2012 ]
Covered Person 1: [ John C. Doe ]	Annual Benefit Cost on the Reset Date: [ 1.00% ]
Covered Person 2: [ None ]	Optimal Withdrawal Amount on the Reset Date: [ $5,190.00 ]
Maximum Annuity Date: [ August 31, 2046 ]	Protected Lifetime Payment on the Reset Date: [ $5,152.00 ]

[ PROTECTIVE INCOME MANAGERSM ] AMENDMENT

We are amending your Contract to update the [ Protective Income Manager ] Rider Schedule and Payment Factors that apply on and after the Reset Date shown above.

Signed for the Company and made a part of the Contract as of the Reset Date.

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

[		]
[ Secretary ]

AF-2169-R2	[ 8/11 ]

[ Protective Income Manager ] Payment Factors

(as of the Reset Date)

Assumed Interest Rate on the Reset Date: [ 3.95% ]

(Used only for calculating the payment factors)

[ * ] Attained Age of the [ Younger ] Covered Person	Payment Factor
[ 94 ]	[ 1.00000 ]
[ 93 ]	[ 0.50968 ]
[ 92 ]	[ 0.34633 ]
[ 91 ]	[ 0.26471 ]
[ 90 ]	[ 0.21579 ]
[ 89 ]	[ 0.18321 ]
[ 88 ]	[ 0.15998 ]
[ 87 ]	[ 0.14259 ]
[ 86 ]	[ 0.12909 ]
[ 85 ]	[ 0.11831 ]
[ 84 ]	[ 0.10952 ]
[ 83 ]	[ 0.10221 ]
[ 82 ]	[ 0.09604 ]
[ 81 ]	[ 0.09077 ]
[ 80 ]	[ 0.08622 ]
[ 79 ]	[ 0.08225 ]
[ 78 ]	[ 0.07877 ]
[ 77 ]	[ 0.07568 ]
[ 76 ]	[ 0.07293 ]
[ 75 ]	[ 0.07047 ]
[ 74 ]	[ 0.06826 ]
[ 73 ]	[ 0.06625 ]
[ 72 ]	[ 0.06443 ]
[ 71 ]	[ 0.06277 ]
[ 70 ]	[ 0.06125 ]
[ 69 ]	[ 0.05986 ]
[ 68 ]	[ 0.05858 ]
[ 67 ]	[ 0.05740 ]
[ 66 ]	[ 0.05631 ]
[ 65 ]	[ 0.05530 ]
[ 64 ]	[ 0.05436 ]
[ 63 ]	[ 0.05348 ]
[ 62 ]	[ 0.05267 ]
[ 61 ]	[ 0.05190 ]

[ * Prior to the Maximum Annuity Date ]

AF-2169-R2	[ 8/11 ]